Exhibit (a)(5)(H)
UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF
COX RADIO, INC.
     The undersigned, being all of the members of the Board of Directors of Cox Radio, Inc., a Delaware corporation (the “Corporation”), by this consent in writing, pursuant to the provisions of Section 141(f) of the Delaware General Corporation Law, do hereby waive all notice of the time, place and purposes of a meeting of the Board of Directors of the Corporation (the “Board”) and consent to the adoption of the following preambles and resolutions with the same force and effect as if they had been adopted at a duly convened meeting of the Board.
     WHEREAS, on March 23, 2009, Cox Enterprises, Inc. (“CEI”), and Cox Media Group, Inc. (“CMG”), commenced a tender offer to acquire all issued and outstanding shares of Class A common stock of the Corporation not currently held by CEI or CMG (the “Tender Offer”);
     WHEREAS, in response to the Tender Offer, the Corporation established and delegated authority to a special committee consisting of independent and disinterested directors of the Board, specifically Juanita P. Baranco and Nick W. Evans, Jr. (the “Special Committee”), pursuant to that certain Unanimous Written Consent, dated as of March 31, 2009 (the “March 31 UWC”); and
     WHEREAS, the Board deems it advisable and in the best interests of the Corporation and its stockholders, including the Corporation’s public stockholders (i.e., stockholders other than CEI and its affiliates), to clarify the authority of the Special Committee.
     NOW, THEREFORE, BE IT, AND IT HEREBY IS,

     RESOLVED, that the Board hereby confirms that the March 31 UWC is, and shall continue, in full force and effect;
     FURTHER RESOLVED, that the Board hereby expressly authorizes and empowers the Special Committee to negotiate with respect to, directly or through its independent advisors, with CEI and CMG and their advisors, any and all terms of the Tender Offer, including, without limitation, the per share price offered pursuant to the Tender Offer, and to communicate directly or indirectly with any other stockholder of the Corporation in connection with the Tender Offer, if the Special Committee determines that such communications are necessary or appropriate;  and
     FURTHER RESOLVED, that this Unanimous Written Consent may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent of the Board of Directors of Cox Radio, Inc. as of the 19th day of April, 2009.

/s/ James C. Kennedy
James C. Kennedy

/s/ G. Dennis Berry

G. Dennis Berry

/s/ Juanita P. Baranco

Juanita P. Baranco

/s/ Nick W. Evans, Jr.

Nick W. Evans, Jr.

/s/ Jimmy W. Hayes

Jimmy W. Hayes

/s/ Marc W. Morgan

Marc W. Morgan

/s/ Robert F. Neil

Robert F. Neil

/s/ Nicholas D. Trigony

Nicholas D. Trigony